Exhibit 99

Piper Jaffray Companies, 800 Nicollet Mall, Minneapolis, MN 55402-7020

C O N T A C T
Tom Smith
Investor Relations
Tel: 612 303-6336

F O R    I M M E D I A T E    R E L E A S E

Piper Jaffray Companies Announces
2013 Third Quarter Results

MINNEAPOLIS – October 16, 2013 – Piper Jaffray Companies (NYSE: PJC) today announced that for the quarter ended September 30, 2013, net income from continuing operations was $6.9 million, or $0.42 per diluted common share. The results for the quarter were reduced by $0.15 per diluted common share, due to a $2.3 million after-tax charge ($3.8 million pre-tax), related to restructuring and integration costs associated with the acquisitions of Seattle-Northwest and Edgeview. Excluding these costs, net income from continuing operations would have been $9.2 million, or $0.57 per diluted common share. These results compared to net income from continuing operations of $14.5 million, or $0.82 per diluted common share, in the year-ago period. In the second quarter of 2013, net income from continuing operations was $4.4 million, or $0.25 per diluted common share.

For the third quarter of 2013, net revenues from continuing operations were $128.3 million, compared to $131.5 million in the year-ago period and $99.8 million in the second quarter of 2013.

For the quarter ended September 30, 2013, net income, including continuing and discontinued operations, was $5.3 million, or $0.33 per diluted common share, compared to net income of $19.7 million, or $1.11 per diluted common share, in the year-ago period, and $2.5 million, or $0.15 per diluted common share, in the second quarter of 2013. Discontinued operations in the current quarter principally include expenses related to FAMCO, an asset management subsidiary we sold in the second quarter.

“The diversification in our mix of businesses contributed to our solid performance for the quarter. Our equity-related businesses, led by equity capital raising and asset management, registered strong performance and third quarter M&A revenue surpassed the revenue generated in the first half of the year. In Fixed Income, we rebounded from a challenging second quarter, while the results in our Public Finance business reflected soft market conditions” said Andrew S. Duff, chairman and chief executive officer.

Third Quarter Results from Continuing Operations

Consolidated Expenses
For the third quarter of 2013, compensation and benefits expenses were $79.4 million, up 2% and 22% compared to the third quarter of 2012 and the second quarter of 2013, respectively. The increase in compensation and benefits expenses compared to the second quarter of 2013 was due to improved financial results.

For the third quarter of 2013, compensation and benefits expenses were 61.9% of net revenues, compared to 59.4% and 65.1% for the third quarter of 2012 and the second quarter of 2013, respectively. The compensation ratio increased compared to the third quarter of 2012 due to a change in our business mix, and decreased compared to the second quarter of 2013 due to an increased revenue base.

Non-compensation expenses were $36.8 million for the third quarter of 2013, compared to $28.1 million in the year-ago period and $31.4 million in the second quarter of 2013. Third quarter non-compensation expenses included $3.8 million of acquisition-related restructuring, integration and transaction costs. In addition, intangible amortization increased $1.2 million in the quarter related to the acquisitions of Seattle-Northwest and Edgeview. Excluding acquisition-related expenses, third quarter non-compensation expenses were $31.8 million.

Business Segment Results
The firm has two reportable business segments: Capital Markets and Asset Management. Consolidated net revenues and expenses are fully allocated to these two segments. The operating results of our Hong Kong capital markets business, and FAMCO, an asset management subsidiary sold in the second quarter, are presented as discontinued operations for all periods presented.

Capital Markets
For the quarter, Capital Markets generated pre-tax operating income of $6.4 million, compared to pre-tax operating income of $20.6 million and a pre-tax operating loss of $2.1 million in the third quarter of 2012 and the second quarter of 2013, respectively.

Net revenues were $110.3 million, down 4% compared to the year-ago period and up 35% compared to the second quarter of 2013, respectively.

•
Equity financing revenues of $30.0 million increased 60% and 38% compared to the third quarter of 2012 and the second quarter of 2013, respectively. Revenues were up compared to both periods due to more completed transactions.

•
Fixed income financing revenues of $12.8 million were down 23% and 42% compared to the year-ago period and second quarter of 2013, respectively. Revenues were unfavorable compared to both periods due to fewer completed transactions.

•	Advisory services revenues were $20.2 million, up 24% and 115% compared to the third quarter of 2012 and the second quarter of 2013, respectively, due to more completed transactions.

•
Equity institutional brokerage revenues of $23.0 million increased 28% and 7% compared to the third quarter of 2012 and the second quarter of 2013, respectively. Revenues increased compared to both periods due to improved trading performance.

•
Fixed income institutional brokerage revenues were $20.4 million, down 56% compared to the third quarter of 2012. Results from the firm's strategic trading business, particularly in the mortgage-backed securities strategy, were lower in the current quarter compared to the robust year-ago period. Fixed income institutional brokerage rebounded significantly in the current quarter compared to revenues of $5.0 million in the second quarter of 2013 as we overcame the rate shocks we experienced late in the second quarter of 2013.

•
Operating expenses for the third quarter were $103.9 million, up 10% compared to the prior year quarter, due to higher non-compensation expenses. Operating expenses increased 24% compared to the second quarter of 2013, resulting from higher compensation expenses due to improved operating results as well as higher non-compensation expenses. The non-compensation expenses were higher primarily due to $5.0 million of restructuring and intangible amortization expenses related to our recent acquisitions of Seattle-Northwest and Edgeview.

•
Segment pre-tax operating margin was 5.8% compared to 17.9% in the year-ago period and a negative 2.6% in the second quarter of 2013. Pre-tax operating margin in the current quarter was lower compared to the year-ago period due to lower net revenues and higher non-compensation expenses. Pre-tax operating margin improved compared to the sequential quarter due to higher net revenues, offset in part by higher non-compensation expenses.

Asset Management
For the quarter ended September 30, 2013, asset management generated pre-tax operating income of $5.7 million, up 20% and 4% compared to the third quarter of 2012 and the second quarter of 2013, respectively.

Net revenues were $18.1 million, an increase of 11% compared to the third quarter of 2012. Increased revenues compared to the prior year quarter were driven by higher management fees from increased assets under management (AUM) due to market appreciation.

•
Operating expenses for the current quarter were $12.3 million, up 8% compared to the year-ago period and down slightly compared with the second quarter of 2013. Segment pre-tax operating margin was 31.6%, compared to 29.4% in the year-ago period and 30.4% in the second quarter of 2013. Segment pre-tax margin improved relative to both periods due to higher net revenues.

•
Assets under management were $10.6 billion at the end of the third quarter of 2013, compared to $9.2 billion in the year-ago period and $10.2 billion at the end of the second quarter of 2013. Increases in AUM have been driven by market appreciation.

Other Matters
In the third quarter of 2013, the firm repurchased $29.0 million, or 885,000 shares, of its common stock at an average price of $32.79 per share. The firm has $40.7 million remaining on its share repurchase authorization, which expires on September 30, 2014.

Third Quarter Results from Discontinued Operations

Discontinued operations include the operating results of our Hong Kong capital markets business, which we shut down, and FAMCO, an asset management subsidiary we sold in the second quarter of 2013.

For the quarter ended September 30, 2013, the net loss from discontinued operations was $1.5 million, or $0.09 per diluted common share. The net loss was principally driven by additional expense from contractual obligations related to the sale of FAMCO. Results from discontinued operations was net income of $5.2 million, or $0.29 per diluted common share, in the year-ago period and a net loss of $1.9 million, or $0.11 per diluted common share, in the second quarter of 2013.

Additional Shareholder Information*

	For the Quarter Ended:
	Sept. 30, 2013	June 30, 2013	Sept. 30, 2012
Full time employees	1,002	918	903
Equity financings
# of transactions	28	22	14
Capital raised	$4.8 billion	$5.0 billion	$2.5 billion
Negotiated tax-exempt issuances
# of transactions	61	143	76
Par value	$1.3 billion	$2.9 billion	$1.6 billion
Mergers & acquisitions
# of transactions	11	4	6
Aggregate deal value	$1.0 billion	$0.2 billion	$0.7 billion
Asset Management
AUM	$10.6 billion	$10.2 billion	$9.2 billion
Common shareholders’ equity	$707.4 million	$729.9 million	$724.6 million
Annualized quarterly return on common shareholders’ equity**	3.0%	1.3%	11.0%
Book value per share:	$49.11	$47.83	$47.58
Tangible book value per share(1):	$31.56	$32.44	$31.30
*Number of employees, transaction data, and AUM reflect continuing operations; other numbers reflect continuing and discontinued results.
**Annualized return on average common shareholders' equity is computed by dividing annualized net income by average monthly common shareholders' equity.

Conference Call
Andrew S. Duff, chairman and chief executive officer, and Debbra L. Schoneman, chief financial officer, will hold a conference call to review the financial results Wed., Oct. 16 at 9 a.m. ET (8 a.m. CT). The earnings release will be available on or after Oct. 16 at the firm's Web site at www.piperjaffray.com. The call can be accessed via webcast or by dialing (888)810-0209 or (706)902-1361 (international) and referencing reservation #71538766. Callers should dial in at least 15 minutes prior to the call time. A replay of the conference call will be available beginning at approximately 12 p.m. ET Oct. 16 at the same Web address or by calling (855)859-2056 and referencing reservation #71538766.

About Piper Jaffray
Piper Jaffray is an investment bank and asset management firm serving clients in the U.S. and internationally. Proven advisory teams combine deep industry, product and sector expertise with ready access to capital. Founded in 1895, the firm is headquartered in Minneapolis and has offices across the United States and in London, Hong Kong and Zurich. www.piperjaffray.com

Cautionary Note Regarding Forward-Looking Statements

This press release and the conference call to discuss the contents of this press release contain forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are subject to significant risks and uncertainties that are difficult to predict. These forward-looking statements cover, among other things, statements made about general economic and market conditions (including the interest rate environment and outlook for equity markets), financial results for fixed income institutional brokerage (including inventory valuations, strategic trading results, and hedging activities), the environment and prospects for capital markets and corporate advisory transactions (including our performance in specific sectors), our integration of Seattle-Northwest Securities Corporation and Edgeview Partners, L.P., anticipated financial results generally (including expectations regarding our compensation ratio, revenue levels, operating margins, earnings per share, and return on equity), current deal pipelines (or backlogs), our strategic priorities (including growth in public finance, asset management, and corporate advisory), or other similar matters.

Forward-looking statements involve inherent risks and uncertainties, both known and unknown, and important factors could cause actual results to differ materially from those anticipated or discussed in the forward-looking statements. These risks, uncertainties and important factors include, but are not limited to, the following:

•
market and economic conditions or developments may be unfavorable, including in specific sectors in which we operate, and these conditions or developments, such as market fluctuations or volatility, may adversely affect our business, revenue levels and profitability;

•	further interest rate volatility, especially if the changes continue to be rapid or severe, could continue to negatively impact our fixed income institutional business;

•
strategic trading activities comprise a meaningful portion of our fixed income institutional brokerage revenue, and results from these activities may be volatile and vary significantly, including the possibility of incurring losses, on a quarterly and annual basis;

•
the volume of anticipated investment banking transactions as reflected in our deal pipelines (and the net revenues we earn from such transactions) may differ from expected results if there is a decline in macroeconomic conditions or the financial markets, or if the terms of any transactions are modified;

•
the expected benefits of the Seattle-Northwest and Edgeview transactions may take longer than anticipated to achieve and may not be achieved in their entirety or at all, and will depend upon our integration of the companies proving successful; and

•	our stock price may fluctuate as a result of several factors, including but not limited to, changes in our revenues and operating results.

A further listing and description of these and other risks, uncertainties and important factors can be found in the sections titled “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2012 and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2012, and updated in our subsequent reports filed with the SEC (available at our Web site at www.piperjaffray.com and at the SEC Web site at www.sec.gov).

Forward-looking statements speak only as of the date they are made, and readers are cautioned not to place undue reliance on them. We undertake no obligation to update them in light of new information or future events.

© 2013 Piper Jaffray Companies, 800 Nicollet Mall, Suite 1000, Minneapolis, Minnesota 55402-7020
###

Piper Jaffray Companies
Preliminary Unaudited Results of Operations

	Three Months Ended			Percent Inc/(Dec)		Nine Months Ended
	Sept. 30,	June 30,	Sept. 30,	3Q '13	3Q '13	Sept. 30,	Sept. 30,	Percent
(Amounts in thousands, except per share data)	2013	2013	2012	vs. 2Q '13	vs. 3Q '12	2013	2012	Inc/(Dec)
Revenues:
Investment banking	$62,373	$52,846	$51,083	18.0%	22.1%	$155,581	$148,536	4.7%
Institutional brokerage	37,218	20,560	58,719	81.0	(36.6)	101,038	134,006	(24.6)
Asset management	18,309	18,031	16,136	1.5	13.5	54,551	48,699	12.0
Interest	16,259	14,360	12,457	13.2	30.5	43,982	35,742	23.1
Other income	4,679	3,310	235	41.4	N/M	10,942	1,242	781.0
Total revenues	138,838	109,107	138,630	27.2	0.2	366,094	368,225	(0.6)

Interest expense	10,524	9,335	7,125	12.7	47.7	28,475	20,184	41.1

Net revenues	128,314	99,772	131,505	28.6	(2.4)	337,619	348,041	(3.0)

Non-interest expenses:
Compensation and benefits	79,426	65,000	78,070	22.2	1.7	210,531	209,467	0.5
Occupancy and equipment	6,509	6,543	6,057	(0.5)	7.5	18,869	19,671	(4.1)
Communications	5,778	5,030	5,276	14.9	9.5	16,040	16,112	(0.4)
Floor brokerage and clearance	2,109	2,247	1,825	(6.1)	15.6	6,506	5,934	9.6
Marketing and business development	5,447	5,957	4,259	(8.6)	27.9	16,384	14,982	9.4
Outside services	8,082	8,449	6,747	(4.3)	19.8	23,745	19,810	19.9
Restructuring and integration costs	3,823	—	—	N/M	N/M	3,823	3,642	5.0
Intangible asset amortization expense	2,899	1,661	1,736	74.5	67.0	6,221	5,208	19.5
Other operating expenses	2,181	1,552	2,183	40.5	(0.1)	1,939	6,986	(72.2)
Total non-interest expenses	116,254	96,439	106,153	20.5	9.5	304,058	301,812	0.7

Income from continuing operations before income tax expense	12,060	3,333	25,352	261.8	(52.4)	33,561	46,229	(27.4)

Income tax expense	2,886	1,644	10,194	75.5	(71.7)	10,130	12,048	(15.9)

Income from continuing operations	9,174	1,689	15,158	443.2	(39.5)	23,431	34,181	(31.5)

Discontinued operations:
Income/(loss) from discontinued operations, net of tax	(1,529)	(1,871)	5,171	(18.3)	N/M	(3,921)	(2,066)	89.8

Net income/(loss)	7,645	(182)	20,329	N/M	(62.4)	19,510	32,115	(39.2)

Net income/(loss) applicable to noncontrolling interests	2,323	(2,670)	665	N/M	249.3	1,554	2,671	(41.8)

Net income applicable to Piper Jaffray Companies (1)	$5,322	$2,488	$19,664	113.9%	(72.9)%	$17,956	$29,444	(39.0)%

Net income applicable to Piper Jaffray Companies’ common shareholders (1)	$4,826	$2,266	$16,840	113.0%	(71.3)%	$16,163	$25,151	(35.7)%

Amounts applicable to Piper Jaffray Companies
Net income from continuing operations	$6,851	$4,359	$14,493	57.2%	(52.7)%	$21,877	$31,510	(30.6)%
Net income/(loss) from discontinued operations	(1,529)	(1,871)	5,171	(18.3)	N/M	(3,921)	(2,066)	89.8
Net income applicable to Piper Jaffray Companies	$5,322	$2,488	$19,664	113.9%	(72.9)%	$17,956	$29,444	(39.0)%

Earnings/(loss) per basic common share
Income from continuing operations	$0.42	$0.25	$0.82	68.0%	(48.8)%	$1.29	$1.71	(24.6)%
Income/(loss) from discontinued operations	(0.09)	(0.11)	0.29	(18.2)	N/M	(0.23)	(0.11)	109.1
Earnings per basic common share	$0.33	$0.15	$1.11	120.0%	(70.3)%	$1.06	$1.60	(33.8)%

Earnings/(loss) per diluted common share
Income from continuing operations	$0.42	$0.25	$0.82	68.0%	(48.8)%	$1.29	$1.71	(24.6)%
Income/(loss) from discontinued operations	(0.09)	(0.11)	0.29	(18.2)	N/M	(0.23)	(0.11)	109.1
Earnings per diluted common share	$0.33	$0.15	$1.11	120.0%	(70.3)%	$1.06	$1.60	(33.8)%

Weighted average number of common shares outstanding
Basic	14,621	15,621	15,210	(6.4)%	(3.9)%	15,271	15,736	(3.0)%
Diluted	14,626	15,626	15,210	(6.4)%	(3.8)%	15,284	15,736	(2.9)%

(1)
Net income applicable to Piper Jaffray Companies is the total net income earned by the Company. Piper Jaffray Companies calculates earnings per common share using the two-class method, which requires the allocation of consolidated net income between common shareholders and participating security holders, which in the case of Piper Jaffray Companies, represents unvested restricted stock with dividend rights.

N/M — Not meaningful

Piper Jaffray Companies
Preliminary Unaudited Segment Data from Continuing Operations

	Three Months Ended			Percent Inc/(Dec)		Nine Months Ended
	Sept. 30,	June 30,	Sept. 30,	3Q '13	3Q '13	Sept. 30,	Sept. 30,	Percent
(Dollars in thousands)	2013	2013	2012	vs. 2Q '13	vs. 3Q '12	2013	2012	Inc/(Dec)
Capital Markets
Investment banking
Financing
Equities	$30,010	$21,772	$18,781	37.8%	59.8%	$66,085	$55,141	19.8%
Debt	12,808	22,131	16,573	(42.1)	(22.7)	51,971	53,598	(3.0)
Advisory services	20,215	9,409	16,317	114.8	23.9	39,180	41,670	(6.0)
Total investment banking	63,033	53,312	51,671	18.2	22.0	157,236	150,409	4.5

Institutional sales and trading
Equities	22,960	21,392	17,927	7.3	28.1	65,087	55,589	17.1
Fixed income	20,437	4,959	46,690	312.1	(56.2)	53,439	95,773	(44.2)
Total institutional sales and trading	43,397	26,351	64,617	64.7	(32.8)	118,526	151,362	(21.7)

Other income/(loss)	3,833	2,146	(1,039)	78.6	N/M	7,519	(2,141)	N/M

Net revenues	110,263	81,809	115,249	34.8	(4.3)	283,281	299,630	(5.5)

Operating expenses	103,906	83,937	94,671	23.8	9.8	266,301	266,529	(0.1)

Segment pre-tax operating income/(loss)	$6,357	$(2,128)	$20,578	N/M	(69.1)%	$16,980	$33,101	(48.7)%

Segment pre-tax operating margin	5.8%	(2.6)%	17.9%			6.0%	11.0%

Asset Management
Management and performance fees
Management fees	$17,547	$17,567	$15,800	(0.1)%	11.1%	$52,212	$47,213	10.6%
Performance fees	60	305	22	(80.3)	172.7	716	664	7.8
Total management and performance fees	17,607	17,872	15,822	(1.5)	11.3	52,928	47,877	10.5

Other income	444	91	434	387.9	2.3	1,410	534	164.0

Net revenues	18,051	17,963	16,256	0.5	11.0	54,338	48,411	12.2

Operating expenses	12,348	12,502	11,482	(1.2)	7.5	37,757	35,283	7.0

Segment pre-tax operating income	$5,703	$5,461	$4,774	4.4%	19.5%	$16,581	$13,128	26.3%

Segment pre-tax operating margin	31.6%	30.4%	29.4%			30.5%	27.1%

Total
Net revenues	$128,314	$99,772	$131,505	28.6%	(2.4)%	$337,619	$348,041	(3.0)%

Operating expenses	116,254	96,439	106,153	20.5	9.5	304,058	301,812	0.7

Pre-tax operating income	$12,060	$3,333	$25,352	261.8%	(52.4)%	$33,561	$46,229	(27.4)%

Pre-tax operating margin	9.4%	3.3%	19.3%			9.9%	13.3%
N/M — Not meaningful
Segment pre-tax operating income/(loss) and segment pre-tax operation margin exclude the results of discontinued operations.

FOOTNOTES

(1)	Tangible common shareholders’ equity

Tangible shareholders’ equity equals total shareholders’ equity less all goodwill and identifiable intangible assets. Tangible book value per share is computed by dividing tangible shareholders’ equity by common shares outstanding. Management believes that tangible book value per share is a more meaningful measure of our book value per share. Shareholders’ equity is the most directly comparable GAAP financial measure to tangible shareholders’ equity. The following is a reconciliation of shareholders’ equity to tangible shareholders’ equity:

	As of	As of	As of
(Amounts in thousands)	Mar. 31, Sept. 30, 2013	June 30, 2013	Sept. 30, 2012
Common shareholders’ equity	$707,365	$729,880	$724,616
Deduct: goodwill and identifiable intangible assets	252,761	234,780	247,905

Tangible common shareholders’ equity	$454,604	$495,100	$476,711